EXHIBIT 99.1

Curtiss-Wright Reports First Quarter 2011 Financial Results

Net Sales Increased 5%; Operating Income Increased 34%; Operating Margin Improved 200 Basis Points; Diluted EPS of $0.52; Raised Full Year 2011 Guidance

PARSIPPANY, N.J., April 28, 2011 (GLOBE NEWSWIRE) -- Curtiss-Wright Corporation (NYSE:CW) today reports financial results for the first quarter ended March 31, 2011. The highlights are as follows:

First Quarter 2011 Operating Highlights

  Net sales increased 5% to $462 million from $442 million in 2010;
  Operating income increased 34% to $42 million from $31 million in 2010;
  Net earnings increased 50% to $25 million, or $0.52 per diluted share, from $16 million, or $0.35 per diluted share, in 2010; and
  New orders were $488 million, down 3% from 2010, which included several large naval orders for the Virginia class submarine program.  At March 31, 2011, our backlog was $1.71 billion, up 2% from $1.67 billion at December 31, 2010.

"We recorded our strongest first quarter in recent history with increased revenues, strong operating income growth and operating margin expansion of 200 basis points," commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. "Our continued focus on the efficiency of our operations and cost reduction initiatives yielded strong operating income growth and margin expansion across all three of our segments. We were also encouraged by the strong demand for our products and services in commercial markets where new orders were up 11% over the prior year.

"From a market perspective, sales in our commercial markets grew 4%, led by strong double-digit growth in both general industrial and commercial aerospace, which grew 22% and 11%, respectively, over the prior year. In addition, our defense markets grew 5% over the prior year, driven by higher sales in both aerospace and naval defense, as we continued to experience solid sales related to our content on submarines, helicopters, and Intelligence, Surveillance, and Reconnaissance or ISR applications, such as unmanned aerial vehicles."

Sales

Sales of $462 million in the first quarter of 2011 increased $20 million, or 5%, compared to the prior year period. The sales increase was primarily generated by the Metal Treatment and Motion Control segments, which grew 17% and 8%, respectively. Sales within the Flow Control segment were essentially flat compared to the prior year period. Our 2010 and first quarter 2011 acquisitions, entirely within the Motion Control segment, contributed $7 million in sales to the current year.

From a market perspective, the defense market generated strong growth in both aerospace and naval defense, which grew 10% and 9%, respectively, over the prior year period, partially offset by a decline in ground defense of 12% due to the cancellation of the Future Combat System ("FCS") program and lower sales on the Bradley platform. In addition, sales grew within most of our commercial markets, most notably general industrial and commercial aerospace, which increased 22% and 11%, respectively, compared to the prior year period.  These increases were partially offset by a 17% decline in the oil and gas market that was driven by the timing of new orders for domestic and international capital projects.

Operating Income

Operating income of $42 million in the first quarter of 2011 increased $11 million, or 34%, compared to the prior year period.  Operating income growth was generated across all three of our segments with increases of 67% in Metal Treatment, 17% in Motion Control, and 12% in Flow Control. Foreign currency translation had an unfavorable impact of $1 million, or 3%, on current year results.

In the first quarter of 2011, segment operating margin was 9.7%, a 140 basis point improvement compared to the prior year period. The profit improvement was due to higher volumes and favorable absorption in the general industrial and commercial aerospace markets, as well as benefits generated by our cost reduction and restructuring programs. These improvements were partially offset by higher costs on certain long-term contracts in both the current and prior year periods.

Non-segment operating costs of $3 million in the first quarter of 2011 decreased by $2 million compared with the prior year period. This decrease was mainly due to lower medical expenses and lower foreign exchange transaction losses.

Net Earnings

Net earnings for the first quarter of 2011 increased 50% from the comparable prior year period. The improvement was mainly due to higher operating income, a lower effective tax rate, and lower interest expense. Lower interest expense for the first quarter of 2011 was due to lower average debt levels compared to the prior year period. Our effective tax rate for the first quarter of 2011 was 33.0% versus 36.1% for the first quarter of 2010. The lower effective tax rate was primarily due to a one–time tax charge recorded in the prior year associated with a change in the healthcare law.

Cash Flow

Free cash flow was a negative $62 million for the first quarter of 2011, a $28 million reduction compared to the prior year period.  Net cash used in operating activities increased by $20 million from the prior year period, mainly due to higher pension contributions and higher working capital requirements, specifically inventory and accounts receivable. Capital expenditures were $19 million in the first quarter of 2011, an increase of $8 million from the prior year period, largely driven by our oil and gas facility expansion in Texas.

Segment Performance

Flow Control – Sales for the first quarter of 2011 were $239 million and were essentially flat compared to the prior year period as strong growth within the general industrial and naval defense markets was largely offset by declines within the oil and gas market. The double-digit increase in the general industrial market resulted from higher demand of industrial control products for the industrial heating, ventilation, and air conditioning ("HVAC") industries. Growth within our naval defense market was due to higher sales on the Virginia class submarine program, as we continue to ramp-up from one to two submarines per year. In addition, we had higher sales resulting from increases in production on the CVN-79 Ford class aircraft carrier program due to the transition from the CVN-78 program. The declines in the oil and gas market were driven by the timing of new orders, primarily from international customers.

Operating income in the first quarter of 2011 was $19 million, an increase of 12% over the comparable prior year period. Operating margin increased 90 basis points from the prior year period due to favorable absorption of overhead costs in our general industrial and naval defense markets and benefits generated by cost reduction and restructuring programs. These improvements were somewhat mitigated by higher than anticipated costs on several long-term contracts within the oil and gas business.

Motion Control – Sales for the first quarter of 2011 were $160 million, an increase of $12 million, or 8%, over the comparable prior year period. We experienced strong sales growth in both our commercial and defense markets, which grew 14% and 5%, respectively. The double-digit growth in our commercial markets was largely driven by higher demand for both embedded computing and sensor products to the general industrial market. In addition, the growth in the commercial aerospace market was due to increases on Boeing 737, 747, and 787 aircraft, as well as increased demand for sensors and controls products on various commercial aircraft. To a lesser extent, we experienced growth within the defense markets, mainly due to strong demand in aerospace and naval defense, partially offset by a decline in ground defense. The increase in the aerospace defense market was driven by higher sales of our embedded computing and sensing products on various helicopter programs, such as the Blackhawk and Apache. The increase in naval defense was mainly due to sales of our embedded computing products used in various naval applications. These increases were partially offset by a decrease in the ground defense market, driven primarily by the cancellation of the FCS program, as well as lower sales on the Bradley platform.  Our 2011 and 2010 acquisitions of Predator Systems Incorporated, Hybricon Corporation, and Specialist Electronics Services Ltd. contributed $7 million in sales in the current year.

Operating income for the first quarter of 2011 was $16 million, an increase of $2 million, or 17%, compared to the prior year period. Operating margin improved to 10.2% in the first quarter of 2011, an increase of 70 basis points from the first quarter of 2010. This strong growth was achieved despite $1 million in losses from our recent acquisitions, which have higher amortization expense in the early periods of ownership, and $1 million of unfavorable foreign currency translation. Excluding the impact of acquisitions and the negative impact of foreign currency translation, operating margin improved by 240 basis points over the prior year quarter. This improvement was mainly due to benefits generated by our cost reduction and restructuring programs.

Metal Treatment – Sales for the first quarter of 2011 were $63 million, an increase of $9 million, or 17%, compared to the prior year period. We continue to see positive signs and increased demand for our products and services across all major lines of business and markets, most notably for shot peening, heat treating, and coating services to commercial markets.

Operating income in the first quarter of 2011 was $10 million, an increase of $4 million, or 67%, compared to the prior year period. Operating margin amounted to 16.0%, a 470 basis point improvement over the prior year. This significant improvement was primarily driven by higher sales volumes resulting in favorable absorption of fixed overhead costs, mainly in our shot peening and heat treating businesses.

Full Year 2011 Guidance

The Company is updating its full year 2011 financial guidance as follows:

. Total Sales	$2.010 -- $2.040 billion (previously $1.960 -- $1.990 billion)
· Operating Income	$207 -- $214 million (previously $200 -- $207 million)
· Diluted Earnings Per Share	$2.58 -- $2.68 (previously $2.48 -- $2.58)
· Effective Tax Rate	33.0% (no change)
· Diluted Shares Outstanding	47.3 million (no change)
· Free Cash Flow	$90 -- $100 million (no change)

(Free cash flow is defined as cash flow from operations less capital expenditures and includes estimated payments of $32 million to the Curtiss-Wright Pension Plan in 2011)

Note: A more detailed breakdown of our 2011 guidance by segment and by market can be found on the attached accompanying schedules.

Mr. Benante concluded, "We are off to a great start in 2011 and are increasing our full year sales, operating income, and diluted earnings per share guidance to reflect our solid backlog, strong first quarter operational performance in our Metal Treatment segment, and completion of recent acquisitions.  Our efforts during the recent economic downturn and consistent focus on strategic investments, diversification, and operational efficiency have positioned us to benefit by allowing us to grow profitability faster than sales through the increased demand for our products and services. We continue to make substantial strategic investments in new product development, new programs, and new facilities that will make us even more competitive in the future.  We are greatly encouraged by our first quarter performance and look forward to delivering strong results for the remainder of the year."

The Company will host a conference call to discuss the first quarter 2011 results at 10:00 A.M. EDT on Friday, April 29, 2011.  A live webcast of the call and the accompanying financial presentation will be made available on the internet by visiting the Investor Relations section of the Company's website at  www.curtisswright.com.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended
	March 31,		Change
	2011	2010	$	%

Net sales	$ 461,850	$ 441,775	$ 20,075	4.5%
Cost of sales	312,881	303,791	9,090	3.0%
Gross profit	148,969	137,984	10,985	8.0%

Research and development expenses	13,597	13,838	(241)	(1.7%)
Selling expenses	29,223	27,820	1,403	5.0%
General and administrative expenses	64,466	65,242	(776)	(1.2%)

Operating income	41,683	31,084	10,599	34.1%

Interest expense	(5,121)	(5,667)	546	9.6%
Other income, net	56	152	(96)	(63.2%)

Earnings before income taxes	36,618	25,569	11,049	43.2%
Provision for income taxes	12,102	9,234	2,868	31.1%

Net earnings	$ 24,516	$ 16,335	$ 8,181	50.1%

Basic earnings per share	$ 0.53	$ 0.36
Diluted earnings per share	$ 0.52	$ 0.35

Dividends per share	$ 0.08	$ 0.08

Weighted average shares outstanding:
Basic	46,195	45,642
Diluted	46,974	46,158

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except par value)

	March 31,	December 31,	Change
	2011	2010	$	%
Assets
Current assets:
Cash and cash equivalents	$ 51,966	$ 68,119	$ (16,153)	(23.7%)
Receivables, net	500,212	461,632	38,580	8.4%
Inventories, net	308,709	281,103	27,606	9.8%
Deferred tax assets, net	49,188	48,568	620	1.3%
Other current assets	33,102	40,605	(7,503)	(18.5%)
Total current assets	943,177	900,027	43,150	4.8%
Property, plant, and equipment, net	406,906	397,280	9,626	2.4%
Goodwill	703,858	693,572	10,286	1.5%
Other intangible assets, net	240,934	240,197	737	0.3%
Deferred tax assets, net	1,076	1,033	43	4.2%
Other assets	10,162	9,909	253	2.6%
Total assets	$ 2,306,113	$ 2,242,018	$ 64,095	2.9%

Liabilities
Current liabilities:
Current portion of long-term and short term debt	$ 2,590	$ 2,602	$ (12)	(0.5%)
Accounts payable	120,232	133,180	(12,948)	(9.7%)
Dividends payable	3,717	--	3,717	100.0%
Accrued expenses	78,422	99,966	(21,544)	(21.6%)
Income taxes payable	1,863	3,111	(1,248)	(40.1%)
Deferred revenue	152,351	146,770	5,581	3.8%
Other current liabilities	44,813	42,310	2,503	5.9%
Total current liabilities	403,988	427,939	(23,951)	(5.6%)

Long-term debt	447,014	394,042	52,972	13.4%
Deferred tax liabilities, net	25,975	26,815	(840)	(3.1%)
Accrued pension and other postretirement benefit costs	155,665	166,591	(10,926)	(6.6%)
Long-term portion of environmental reserves	19,122	19,091	31	0.2%
Other liabilities	46,208	47,437	(1,229)	(2.6%)
Total liabilities	1,097,972	1,081,915	16,057	1.5%

Stockholders' equity
Common stock, $1 par value	48,717	48,558	159	0.3%
Additional paid in capital	135,912	130,093	5,819	4.5%
Retained earnings	1,093,258	1,072,459	20,799	1.9%
Accumulated other comprehensive income (loss)	15,352	(2,813)	18,165	645.8%
	1,293,239	1,248,297	44,942	3.6%
Less: cost of treasury stock	85,098	88,194	(3,096)	(3.5%)
Total stockholders' equity	1,208,141	1,160,103	48,038	4.1%

Total liabilities and stockholders' equity	$ 2,306,113	$ 2,242,018	$ 64,095	2.9%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
(In thousands)

	Three Months Ended
	March 31,
			Change
	2011	2010	%
Sales:
Flow Control	$ 239,140	$ 240,731	(0.7%)
Motion Control	159,780	147,373	8.4%
Metal Treatment	62,930	53,671	17.3%

Total sales	$ 461,850	$ 441,775	4.5%

Operating income:
Flow Control	$ 18,632	$ 16,669	11.8%
Motion Control	16,286	13,953	16.7%
Metal Treatment	10,057	6,040	66.5%

Total segments	$ 44,975	$ 36,662	22.7%
Corporate and other	(3,292)	(5,578)	41.0%

Total operating income	$ 41,683	$ 31,084	34.1%

Operating margins:
Flow Control	7.8%	6.9%
Motion Control	10.2%	9.5%
Metal Treatment	16.0%	11.3%
Total Curtiss-Wright	9.0%	7.0%

Segment margins	9.7%	8.3%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended
	March 31,
	2011	2010

Net cash used in operating activities	$ (42,785)	$ (22,999)
Capital expenditures	(19,245)	(10,878)
Free cash flow (1)	$ (62,030)	$ (33,877)

Cash conversion (1)	(253%)	(207%)

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes they are measurements of cash flow available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

CURTISS-WRIGHT CORPORATION
2011 Earnings Guidance - As of April 28, 2011
(In millions, except per share data)

		2011 Guidance		Change
	2010 Actual	Low	High	%
Sales:
Flow Control	$ 1,025	$ 1,075	$ 1,085	5-6%
Motion Control	647	670	680	4-5%
Metal Treatment	221	265	275	20-24%
Total sales	$ 1,893	$ 2,010	$ 2,040	6-8%

Operating income:
Flow Control	$ 104	$ 115	$ 118	10-13%
Motion Control	80	83	85	3-5%
Metal Treatment	26	37	40	43-55%
Total segments	$ 211	$ 235	$ 243	11-15%
Corporate and other	(31)	(28)	(29)
Total operating income	$ 180	$ 207	$ 214	15-19%

Operating margins:
Flow Control	10.2%	10.7%	10.9%
Motion Control	12.4%	12.3%	12.4%
Metal Treatment	11.7%	14.0%	14.5%
Total operating margin	9.5%	10.3%	10.5%

Interest expense, net	(22)	(25)	(25)
Earnings before income taxes	158	182	189
Provision for income taxes	(52)	(60)	(62)
Net earnings	$ 107	$ 122	$ 127	14-19%

Diluted earnings per share	$ 2.30	$ 2.58	$ 2.68	12-16%
Diluted shares outstanding	46.3	47.3	47.3

Free cash flow (1)	$ 119	$ 90	$ 100
Depreciation and amortization	$ 80	$ 82	$ 82
Effective tax rate	32.7%	33.0%	33.0%

(1) Free cash flow is defined as cash flow from operations less capital expenditures and includes estimated payments of $32 million to the Curtiss-Wright Pension Plan in 2011

*Full year amounts may not add due to rounding

2011 Guidance by Markets - As of April 28, 2011
(In millions)

		2011 Guidance*		Change
	2010 Actual*	Low	High	%

Defense markets:
Defense Aerospace	269	273	277	1-3%
Defense Ground	124	134	137	8-10%
Defense Navy	365	377	382	3-5%
Other Defense	27	23	24	(8-12%)
Total Defense	784	807	820	3-5%

Commercial markets:
Commercial Aerospace	248	292	298	18-20%
Oil & Gas	259	261	266	1-3%
Power Generation	357	358	362	1-2%
General Industrial/Auto	244	291	295	19-21%
Total Commercial	1,109	1,203	1,221	8-10%

Total Curtiss-Wright	1,893	2,010	2,040	6-8%

*Full year amounts may not add due to rounding

About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Parsippany, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 7,700 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

The Curtiss-Wright Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7709

Certain statements made in this release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies.  Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT: Jim Ryan
         (973) 541-3766
         Jim.Ryan@curtisswright.com